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                                                                    EXHIBIT 99.1

                                                                [CITIGROUP LOGO]

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE: C)
MARCH 21, 2006

                   CHARLES PRINCE ELECTED CITIGROUP CHAIRMAN,
              SUCCEEDING SANFORD I. WEILL, EFFECTIVE APRIL 18, 2006

New York, New York - The Citigroup Board of Directors today unanimously elected Chief Executive Officer Charles Prince to the additional post of Chairman, effective at the close of the company's Annual Meeting of Shareholders on April 18, 2006. Mr. Prince will succeed Sanford I. Weill, who held the Chairman role at Citigroup and predecessor companies for nearly 20 years and will retire as Chairman and a Citigroup director at the Annual Meeting. In recognition of the important role he has played in the creation of Citigroup, the Board conferred upon Mr. Weill the honorary title of "Chairman Emeritus."

"Sandy has played a critical role in creating Citigroup, which has become the model of the modern, global financial services company, and has generated superior value for the company's stakeholders," said Alain Belda, Citigroup's Lead Director. "We are pleased to name him as our Chairman Emeritus to acknowledge his many accomplishments.

"The Board has unanimously elected Chuck to succeed Sandy, recognizing his superior leadership as Citigroup's Chief Executive Officer," continued Mr. Belda. "During his time in that role, Chuck has sharpened Citigroup's strategic focus; created a growth strategy that capitalizes on the company's unique strengths; installed a talented and dedicated leadership team from our deep bench; strengthened internal controls; and focused our people on how they conduct themselves as part of a leading, global institution. We believe he will be a strong and effective Chairman of our Board."

"Citigroup is a unique company with unparalleled capabilities - able to effectively serve governments, corporations and individuals all over the world," said Mr. Weill. "I am proud of what we have built, and proud of the people who have contributed to making Citigroup the leading global financial services company. I have every confidence that Chuck will take the great platform we have created and make it even better - and create significant shareholder value in the process."

"Citigroup's competitive advantages exist to a great degree as a result of the vision and dedication of my friend and colleague Sandy Weill, with whom I have

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been privileged to work for more than 20 years," said Mr. Prince. "I am confident that the plans we are pursuing will enable us to build on his singular record of success. I appreciate the confidence the Board has expressed in me and remain focused on our global growth priorities."

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Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

CONTACTS:
--------
Media:                  Leah Johnson            212-559-9446
                        Shannon Bell            212-793-6206

Investors:              Arthur Tildesley        212-559-2718
Fixed Income:           John Randel             212-559-5091